Exhibit 99.2

Non-GAAP Financial Measures: Recast Historical Adjusted Net Income attributable to controlling interest, Adjusted EPS and Adjusted EBITDA

Astec Industries, Inc. (the "Company") has historically defined its non-GAAP financial measures for Adjusted net income attributable to controlling interest as net income attributable to controlling interest before the impact of certain items, including restructuring expenses such as facility closures and reduction in force, asset impairment charges and net loss or gain on sale of property, equipment and business, each net of income taxes. Adjusted EPS represents Adjusted net income attributable to controlling interest while giving effect to all potentially dilutive common shares that were outstanding during the respective period. Adjusted EBITDA is defined as net sales before the impact of certain items, including net income attributable to controlling interest, net interest expense or income, depreciation and amortization, provision for income taxes, and the adjustments mentioned above.

Beginning in late 2019, we initiated a strategic transformation initiative entitled Simply, Focus and Grow ("SFG"), which is focused on implementing new business strategies and a new operating structure. This transformation is concentrated on aligning our operations under the OneASTEC business model with the strategic pillars of Simplify, Focus and Grow. SFG is an ongoing, multi-year program with the primary goals of optimizing our manufacturing footprint and centralizing our business into common platforms and operating models to reduce complexity and cost, improve productivity and embed continuous improvement in our processes. These efforts are considered critical to enabling us to operate competitively and supporting future growth, which are expected to broadly benefit our customers, partners, employees and shareholders.

During 2019 and 2020, we consolidated certain of our sites as a key part of these initiatives. In addition, we have one additional site consolidation underway in 2021. Site consolidation costs including headcount reductions, inventory movement and facility shut-down costs are included in "Restructuring, impairment and other asset charges, net" in the Consolidated Statements of Operations.

In addition, in late 2020 we launched a multi-year phased implementation of a standardized enterprise resource planning ("ERP") system across our global organization, which will replace much of our existing disparate core financial systems. The upgraded ERP will initially convert our internal operations, manufacturing, finance, human capital resources management and customer relationship systems to cloud-based platforms. This new ERP system will provide for standardized processes and integrated technology solutions that enable us to better leverage automation and process efficiency. An implementation of this scale is a major financial undertaking and will require substantial time and attention of management and key employees. Costs incurred, during the three and six months ended June 30, 2021, were $2.1 million and $5.3 million, respectively, which represent costs directly associated with the SFG initiative and which cannot be capitalized in accordance with U.S. GAAP. These costs are included in "Selling, general and administrative expenses" in the consolidated financial statements.

Beginning with the announcement of results for the second quarter of 2021, the Company will exclude certain costs associated with the SFG initiative from the presentation of Adjusted net income attributable to controlling interest, Adjusted EPS and Adjusted EBITDA. The Company has adopted this change to remove the effect of implementation related costs that are not representative of the Company's ongoing operations.

Adjusted net income attributable to controlling interest, Adjusted EPS, EBITDA and Adjusted EBITDA, as a recast, reconcile to net income attributable to controlling interest, diluted EPS, EBITDA and Adjusted EBITDA, respectively, presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") as shown in the tables below.

Astec Industries Inc.
Q1 Recast - GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2021	June 30, 2021	June 30, 2021
Net income attributable to controlling interest	$8.7	$9.0	$17.7
Adjustments:
Transformation program	3.2	2.1	5.3
Facility closures and reduction in force	0.8	0.8	1.6
Asset impairment	—	0.2	0.2
Gain on sale of property and equipment, net	(0.1)	(0.2)	(0.3)
Income taxes	(0.9)	(0.7)	(1.6)
Adjusted net income attributable to controlling interest	$11.7	$11.2	$22.9

Diluted EPS	$0.38	$0.39	$0.77
Adjustments:
Transformation program	0.14	0.09	0.23
Facility closures and reduction in force (a)	0.03	0.04	0.07
Asset impairment	—	0.01	0.01
Gain on sale of property and equipment, net	—	(0.01)	(0.01)
Income taxes	(0.04)	(0.03)	(0.07)
Adjusted EPS	$0.51	$0.49	$1.00

(a) Facility closures and reduction in force above include the impact of a rounding adjustment

Astec Industries Inc.
Q1 Recast - EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2021	June 30, 2021	June 30, 2021
Net sales	$284.4	$278.0	$562.4

Net income attributable to controlling interest	$8.7	$9.0	$17.7
Interest expense, net	0.1	—	0.1
Depreciation and amortization	7.6	7.5	15.1
Provision for income taxes	0.9	2.3	3.2
EBITDA	17.3	18.8	36.1
EBITDA margin	6.1%	6.8%	6.4%

Adjustments:
Transformation program	3.2	2.1	5.3
Facility closures and reduction in force	0.8	0.8	1.6
Asset impairment	—	0.2	0.2
Gain on sale of property and equipment, net	(0.1)	(0.2)	(0.3)
Adjusted EBITDA	$21.2	$21.7	$42.9
Adjusted EBITDA margin	7.5%	7.8%	7.6%